Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Lightstone Real Estate Income Trust Inc. and Subsidiary on Form S-11 to be filed on or about November 21, 2014 of our report dated September 12, 2014, on our audit of the consolidated balance sheet, and the related consolidated statements of stockholder’s equity and cash flows for the period September 9, 2014 (date of inception) through September 12, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ Eisner Amper LLP

Iselin, New Jersey

November 21, 2014